Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2016, with respect to the consolidated financial statements, schedule and internal control over financial reporting of TASER International, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement (Form S-8 relating to TASER International, Inc. 2016 Stock Incentive Plan). We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP
Phoenix, Arizona
June 16, 2016